News Release

Contact: Stewart Yee

Investor Relations

Affirmative Insurance Holdings, Inc.
(972) 728-2117

AFFIRMATIVE INSURANCE HOLDINGS ACQUIRES ASSETS OF

UNDERWRITING AGENCY WITH OPERATIONS IN MICHIGAN

ADDISON, Texas (June 20, 2005) – Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM) announced today that it has signed a definitive agreement to acquire the assets of IPA, LLC, an underwriting agency with operations in Michigan. The underwriting agency currently generates personal non-standard auto insurance premiums of approximately $20 million annually. Affirmative will pay $600 thousand at closing to the owners of IPA, will assume certain liabilities for processing, and may pay up to an additional $1.3 million if certain performance criteria are met.

“This acquisition represents an exciting opportunity to expand into a new geographic market for Affirmative,” stated Thomas E. Mangold, chief executive officer of Affirmative Insurance Holdings, Inc. “We continue to see opportunities to grow profitably and further develop our multiple distribution channel strategy.”

ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of the Company’s business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company’s management team.

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